Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports 2015 Fourth Quarter

and Full Year Financial Results

•	Aerospace sales up 6% in quarter driven by Electrical Power & Motion products

•	Realized record annual sales of $692 million and record net income of $67 million in 2015

•	Achieved record annual Aerospace sales of $550 million, up 11.1% over 2014

•	2016 sales guidance revised to $665 million to $725 million

EAST AURORA, NY, February 17, 2016 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of products to the global aerospace, defense, and semiconductor industries, today reported financial results for the fourth quarter and year ended December 31, 2015. Earnings per share for all periods presented are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 8, 2015.

	Three Months Ended			Year Ended
	12/31/2015	12/31/2014	% Change	12/31/2015	12/31/2014	% Change
Sales	$157,340	$166,083	-5.3%	$692,279	$661,039	4.7%
Gross profit	$38,901	$42,525	-8.5%	$187,942	$167,042	12.5%
Gross margin	24.7%	25.6%		27.1%	25.3%
SG&A	$22,928	$17,042	34.5%	$89,141	$79,680	11.9%
SG&A percent of sales	14.6%	10.3%		12.9%	12.1%
Income from Operations	$15,973	$25,483	-37.3%	$98,801	$87,362	13.1%
Operating margin	10.2%	15.3%		14.3%	13.2%
Net Income	$13,907	$18,439	-24.6%	$66,974	$56,170	19.2%
Net Income %	8.8%	11.1%		9.7%	8.5%

Peter J. Gundermann, President and Chief Executive Officer, commented, “Fourth quarter revenue was somewhat lighter than we expected, because some anticipated Aerospace deliveries slid out of the year and into 2016. Still, the quarter capped off a very strong year for our Company, one in which we set numerous records for financial performance, including record sales and record profits. We made solid progress in the year with our capabilities and our customer relationships, setting us up well for continued success in the future.”

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Consolidated Review

Fourth Quarter 2015 Results

Consolidated sales for the fourth quarter of 2015 were $157.3 million, down 5.3% over the same period last year. Aerospace sales increased 6.1% to $136.5 million, while Test Systems sales were $20.8 million, a decrease of 44% year over year. The 2015 fourth quarter included $5.2 million in sales from Armstrong Aerospace, acquired on January 14, 2015.

Consolidated gross margin was 24.7% compared with 25.6% in the prior-year period. Engineering and development (“E&D”) costs were $24.0 million, up from $19.7 million in the 2014 fourth quarter. As a percent of sales, E&D was 15.3% and 11.8% in the fourth quarters of 2015 and 2014, respectively.

Selling, general and administrative (“SG&A”) expenses were $22.9 million, or 14.6% of sales, compared with $17.0 million, or 10.3% of sales, in the same period last year. SG&A expenses last year benefitted from a $4.5 million write-down of a contingent consideration liability related to an acquisition earn-out obligation.

The effective tax rate for the fourth quarter was 6.2%. The tax rate was favorably impacted by the U.S. government’s retroactive reinstatement of the federal research and development tax credit during the 2015 fourth quarter.

Diluted earnings per share for the 2015 fourth quarter were $0.53 compared with $0.71 in the prior-year period.

Mr. Gundermann said, “Our Test business actually performed better than we expected in the quarter, but not enough to offset Aerospace’s revenue slippage and the effect on operating results. There has been no fundamental weakening of our prospects in the market and we do not view this quarter as an indicator of any change in our expected business performance.”

Consolidated 2015 Full Year Review

Consolidated sales for 2015 increased by $31.2 million, or 4.7%, to $692.3 million, a new record for the Company. Aerospace sales were up 11.1% for the year to $549.7 million, also a new record. Armstrong contributed $25.5 million to sales in 2015. Growth from the Aerospace segment compensated for the Test segment’s 14.3% decline in sales to $142.5 million.

Consolidated gross margin was 27.1% in 2015 compared with 25.3% in 2014. Expense related to the fair value step-up of inventory from acquired business was $1.0 million and $19.4 million in 2015 and 2014, respectively. E&D costs were 13.0% of sales, or $90.1 million, compared with $76.7 million, or 11.6% of sales, in 2014. E&D costs in 2015 included $6.8 million for Armstrong.

Selling, general and administrative (“SG&A”) expenses were $89.1 million, or 12.9% of sales, in 2015 compared with $79.7 million, or 12.1% of sales, in the prior year. The increase was due primarily to the incremental SG&A costs of the Armstrong acquisition, which added approximately $5.8 million to SG&A in 2015, including $2.2 million of amortization expense for acquired intangible assets.

Diluted earnings per share for 2015 increased 18.1% to $2.55, marking a new record for Astronics.

Mr. Gundermann summarized the year, noting that “2015 was a very strong year for Astronics Corporation. Sales hit a new record of $692 million, led by growth of 11% in our Aerospace segment. Our Test business did not grow during the year, but contributed solidly to our cumulative operating profit by maintaining high levels of quality and operational efficiency. Our bottom line was strong also, with stable margins in our Aerospace business and in our Test business, even with lower Test volume. Our strong cash generation enabled us to substantially reduce our debt through the year, leaving us with a very healthy balance sheet.”

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Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Aerospace Fourth Quarter 2015 Results

Aerospace segment sales increased by $7.9 million, or 6.1%, to $136.5 million when compared with the prior year’s fourth quarter. Sales from Armstrong added $5.2 million.

Sales growth was driven by increased Electrical Power & Motion sales, which were up $5.1 million, or 7.7%, as a result of higher sales of in-seat power products. The 2015 fourth quarter also included $4.9 million of Systems Certification sales from Armstrong. These increases were offset partially by a $2.8 million decline in Avionics products.

Aerospace operating profit was $18.4 million, or 13.5% of sales. Operating margins were negatively affected by increased E&D spending and lower operating margin from the Armstrong business. Organic Aerospace E&D costs increased $2.3 million compared with last year’s fourth quarter. Incremental SG&A from Armstrong was $1.6 million, including $0.6 million of intangible asset amortization expense.

Aerospace 2015 Results

Aerospace segment sales reached a new record in 2015 of $549.7 million, up $55.0 million, or 11.1%, compared with the prior year. Organic sales grew 6.0%, or $29.5 million, while sales from Armstrong added $25.5 million.

Aerospace sales growth year-to-date was driven by increased Electrical Power & Motion sales, which were up $25.3 million, or 9.9%. The increase in this product group was driven by in-seat power products, which were up 14.9% in 2015. The Lighting & Safety product line was up $8.9 million, or 6.0%, and Systems Certification sales, a new product category related to the acquisition of Armstrong, were $21.3 million.

Aerospace operating profit for 2015 was $85.1 million, or 15.5% of sales, compared with $79.8 million, or 16.1% of sales, in the prior year. Operating leverage gained on increased volume for the organic business was partially offset by higher organic E&D costs of approximately $6.2 million. Inventory step-up costs were $1.0 million and $2.6 million in 2015 and 2014, respectively.

Aerospace backlog at the end of the 2015 was $212.7 million and the book-to-bill ratio for the year was 0.96.

Mr. Gundermann commented, “Our Aerospace segment had another very strong year in 2015, with record revenue, record profits and record bookings. Our in-seat power product line, EMPOWER®, led the way with 15% growth. We continue to enjoy strong support among our customers and are optimistic about the state of the industry. We believe we have a strong pipeline of opportunities for this product line and several others in 2016.”

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems Fourth Quarter 2015 Results

Test Systems segment sales decreased $16.6 million to $20.9 million when compared with the fourth quarter of 2014. Lower sales volume reflects the Company’s largest semiconductor customer’s schedule for deliveries, which had been established at the beginning of the year.

Operating profit was $0.9 million, or 4.4% of sales, reflecting the lower sales level. E&D costs were approximately $3.4 million in the fourth quarter of 2015 and $3.3 million in the prior-year period.

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Test Systems 2015 Results

Sales in 2015 were $142.5 million, down 14.3% from 2014. A decline in sales to the Semiconductor market of $38.7 million was partially offset by an increase of $14.9 million in sales to the Aerospace & Defense market.

Operating profit was healthy at $25.5 million, or 17.9% of sales, up from $12.4 million the prior year. Operating profit for 2014 was negatively affected by $16.8 million of non-recurring purchase accounting inventory step-up costs and $1.7 million of charges related to work force reductions. Amortization expense related to prior acquisitions was approximately $1.3 million in 2015 and $6.0 million in 2014. E&D costs were approximately $12.2 million in 2015 and $11.8 million in 2014.

Mr. Gundermann commented, “Our Test business did a good job in 2015 adjusting to the reduced demand in the semiconductor area. We managed our costs carefully, while simultaneously making important investments to develop and broaden our capabilities, so we can diversify our customers and expand sales. We remain convinced that we have the skills, capabilities and technology that our customers want, and we will continue to be successful as time unfolds.”

Forecast

Consolidated sales in 2016 are forecasted to be in the range of $665 million to $725 million. Approximately $572 million to $616 million of revenue is expected from the Aerospace segment. Test Systems segment revenue for 2016 is expected to be approximately $93 million to $109 million. The mid-points of these ranges imply 8% growth in the Aerospace segment and an approximate 30% decline in Test segment sales.

Consolidated backlog at December 31, 2015 was $274.4 million, of which $236.1 million is expected to ship in 2016.

The effective tax rate for 2016 is expected to be approximately 29% to 32%.

Capital equipment spending in 2016 is planned to be in the range of $25 million to $30 million. E&D costs are estimated to continue at roughly the same rate as 2015.

Mr. Gundermann commented, “We believe we are well positioned for 2016. Our Aerospace segment is expected to continue to demonstrate solid growth, and we expect our Test segment to successfully manage another down year while building opportunities for expansion. We have a broad range of competitive and proven products that our customers want, and we expect demand to remain strong for the foreseeable future. We understand the concerns some have raised about the aerospace cycle and headwinds swirling around the global economy, but we believe we are well positioned in our markets and with our customers. As we look out over the next several years, we remain committed to further developing Astronics’ unique leadership positions and paving the way for continued growth.”

Fourth Quarter and Full Year 2015 Webcast and Conference Call

The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13627871. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, February 24, 2016. A transcript will also be posted to the Company’s Web site once available.

About Astronics Corporation

Astronics Corporation (NASDAQ: ATRO) is a leading supplier of products to the global aerospace,

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defense, consumer electronics and semiconductor industries. Astronics’ products include advanced, high-performance electrical power generation & distribution systems, lighting & safety systems, avionics products, aircraft structures, engineering design and systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Sales	$157,340	$166,083	$692,279	$661,039
Cost of products sold	118,439	123,558	504,337	493,997

Gross profit	38,901	42,525	187,942	167,042
Gross margin	24.7%	25.6%	27.1%	25.3%
Selling, general and administrative	22,928	17,042	89,141	79,680
SG&A % of sales	14.6%	10.3%	12.9%	12.1%

Income from operations	15,973	25,483	98,801	87,362
Operating margin	10.2%	15.3%	14.3%	13.2%
Interest expense, net	1,151	1,072	4,751	8,255

Income before tax	14,822	24,411	94,050	79,107
Income tax expense	915	5,972	27,076	22,937

Net income	$13,907	$18,439	$66,974	$56,170

Net income % of sales	8.8%	11.1%	9.7%	8.5%
*Basic earnings per share:	$0.54	$0.73	$2.63	$2.25
*Diluted earnings per share:	$0.53	$0.71	$2.55	$2.16
*Weighted average diluted shares outstanding (in thousands)	26,287	26,072	26,243	26,061
Capital expenditures	$2,784	$10,911	$18,641	$40,882
Depreciation and amortization	$6,478	$6,086	$25,309	$27,254

*	All share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 8, 2015.

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ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	12/31/2015	12/31/2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$18,561	$21,197
Accounts receivable and uncompleted contracts	95,277	88,888
Inventories	115,467	115,053
Other current assets	20,662	20,680
Property, plant and equipment, net	124,742	116,316
Other long-term assets	10,889	5,632
Intangible assets, net	108,276	94,991
Goodwill	115,369	100,153

Total assets	$609,243	$562,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$2,579	$2,796
Accounts payable and accrued expenses	62,896	61,368
Customer advances and deferred revenue	38,757	45,052
Long-term debt	167,210	180,212
Other liabilities	37,576	45,305
Shareholders’ equity	300,225	228,177

Total liabilities and shareholders’ equity	$609,243	$562,910

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Year-To-Date
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Sales
Aerospace	$136,488	$128,619	$549,738	$494,747
Test Systems	20,852	37,704	142,596	166,769
Less Inter-segment	—	(240)	(55)	(477)

Total sales	157,340	166,083	692,279	661,039

Operating profit and margins
Aerospace	18,375	19,445	85,103	79,753
	13.5%	15.1%	15.5%	16.1%
Test Systems	911	4,367	25,529	12,401
	4.4%	11.6%	17.9%	7.4%

Total operating profit	19,286	23,812	110,632	92,154
	12.3%	14.3%	16.0%	13.9%
Interest expense	1,151	1,072	4,751	8,255
Corporate expenses and other	3,313	(1,671)	11,831	4,792

Income before taxes	$14,822	$24,411	$94,050	$79,107

	9.4%	14.7%	13.6%	12.0%

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ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2015	12/31/2014	% change	12/31/2015	12/31/2014	% change	2015 YTD
Aerospace Segment
Commercial Transport	$112,730	$103,025	9.4%	$455,569	$396,075	15.0%	65.8%
Military	11,366	10,844	4.8%	43,295	42,434	2.0%	6.3%
Business Jet	7,600	10,079	-24.6%	32,796	38,819	-15.5%	4.7%
Other	4,792	4,671	2.6%	18,078	17,419	3.8%	2.6%

Aerospace Total	136,488	128,619	6.1%	549,738	494,747	11.1%	79.4%

Test Systems Segment
Semiconductor	5,912	24,476	-75.8%	92,136	130,859	-29.6%	13.3%
Aerospace & Defense	14,940	12,988	15.0%	50,405	35,433	42.3%	7.3%

	20,852	37,464	-44.3%	142,541	166,292	-14.3%	20.6%

Total	$157,340	$166,083	-5.3%	$692,279	$661,039	4.7%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT LINE

(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2015	12/31/2014	% change	12/31/2015	12/31/2014	% change	2015 YTD
Aerospace Segment
Electrical Power & Motion	71,173	66,088	7.7%	$279,752	$254,455	9.9%	40.4%
Lighting & Safety	37,194	36,510	1.9%	157,143	148,212	6.0%	22.7%
Avionics	14,521	17,278	-16.0%	56,150	57,879	-3.0%	8.1%
Systems Certification	4,853	—	—	21,317	—	—	3.1%
Structures	3,955	3,725	6.2%	16,372	14,594	12.2%	2.4%
Other	4,792	5,018	-4.5%	19,004	19,607	-3.1%	2.7%

Aerospace Total	136,488	128,619	6.1%	549,738	494,747	11.1%	79.4%

Test Systems	20,852	37,464	-44.3%	142,541	166,292	-14.3%	20.6%

Total	$157,340	$166,083	-5.3%	$692,279	$661,039	4.7%	100.0%

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ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Twelve Months
	4/4/2015	7/4/2015	10/3/2015	12/31/2015	12/31/2015
Sales
Aerospace	$142,352	$132,170	$138,728	$136,488	$549,738
Test Systems	19,286	40,986	61,417	20,852	142,541

Total Sales	$161,638	$173,156	$200,145	$157,340	$692,279

Bookings
Aerospace	$141,113	$134,478	$129,807	$121,796	$527,194
Test Systems	16,836	12,242	15,352	12,860	57,290

Total Bookings	$157,949	$146,720	$145,159	$134,656	$584,484

Backlog*
Aerospace	$233,955	$236,264	$227,345	$212,651	N/A
Test Systems	144,514	115,770	69,705	61,713	N/A

Total Backlog	$378,469	$352,034	$297,050	$274,364	N/A

Book:Bill Ratio
Aerospace	0.99	1.02	0.94	0.89	0.96
Test Systems	0.87	0.30	0.25	0.62	0.40

Total Book:Bill	0.98	0.85	0.73	0.86	0.84

*	On January 14, 2015, Astronics Corporation acquired Armstrong Aerospace, Inc. which included a backlog of approximately $11.4 million for the Aerospace segment.